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                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material under Rule 14a-12

                                 SYNTELLECT INC.

                (Name of Registrant as Specified In Its Charter)



    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.   Title of each class of securities to which transaction applies:




     2.   Aggregate number of securities to which transaction applies:




     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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     4.   Proposed maximum aggregate value of transaction:




     5.   Total fee paid:




[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                               [SYNTELLECT LOGO]


                        16610 North Black Canyon Highway
                             Phoenix, Arizona 85053


                              AN IMPORTANT MESSAGE
                          FROM YOUR BOARD OF DIRECTORS

                                                                     May 8, 2002


To Our Fellow Stockholders:

         You may have received blue proxy solicitation materials from a stockholder group led by Geoffrey Nixon of Mission Partners, L.P., in which Mr. Nixon's group may solicit your support for Camille Jayne, its nominee for election to your Board of Directors.

We oppose Ms. Jayne's nomination, and we urge you to consider the following:

     - Contrary to statements in Mr. Nixon's proxy materials, Ms. Jayne is not on the board of Universal Electronics Inc.

     - Ms. Jayne lacks experience in managing or overseeing operations and products similar to the Company's. Her primary experience lies in the field of cable television, an area with little correlation to the Company's business.

     - Ms. Jayne presently operates a consulting business in interior design and building services, a field with no apparent relevance to the Company's business.

     - The Board has twice considered - and rejected - Ms. Jayne as a potential director in favor of more qualified persons.

         Accordingly, we oppose Ms. Jayne's nomination, and ASK THAT YOU CONTINUE TO SUPPORT THE BOARD'S NOMINEES for re-election, Bill Conlin and Kent Mueller, by voting the enclosed WHITE PROXY CARD, if you have not already done so. Remember, your most recently dated proxy card supercedes any other proxy card you may already have submitted. Do not vote any blue proxy card.


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                      OUR CURRENT OPERATIONS AND LIQUIDITY

     Early in 2001, as the IT market segment deteriorated, we took DELIBERATE, PROACTIVE STEPS TO CORRECTLY POSITION THE COMPANY.

          - From Q2 2001 to Q1 2002 we REDUCED ANNUALIZED OPERATING EXPENSES from $47 million to $35 million, respectively, without materially reducing R&D expenditures. That's nearly a 26% reduction in expense in less than 12 months!

          - In every quarter since June 2001, we INCREASED OUR LICENSE REVENUES. We have continued that trend into 2002. We are not aware of any competitor who can boast similar performance.

          - During 2001, we IMPROVED APPLICATION SERVICES DELIVERY MARGINS in every quarter.

          - Despite the downturn, we have CONTINUED TO ADD MAJOR NEW CUSTOMERS, as previously announced.

     As a direct result of the above actions, we have been CASH FLOW POSITIVE since October 2001, and have PAID OFF OUR CREDIT LINE. We have not had to seek equity infusions at rates dilutive to you, our stockholders.

     We believe as a result of these actions the Company is now stabilized and is WELL POSITIONED as we emerge from the current IT recession.

         We are well aware of the import of the cautionary paragraph in our audit opinion for the year ended 2001. We urge all of you to read Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources in Item 7 of our most recent Annual Report on Form 10-K filed with the SEC. There, we provide a more complete discussion of our ability to weather the current softness in demand for the Company's products and services.



              In summary, your Board and the management team remain FULLY ENGAGED in the daily operations and strategic direction of your company. Moreover, the actions and successes described above are clear evidence of our UNWAVERING COMMITMENT to improve both top- and bottom-line performance in a way that will measurably ENHANCE STOCKHOLDER VALUE. Your SIX DIRECTORS, FIVE OF WHOM ARE INDEPENDENT (only Mr. Carollo, the Board's Chairman, is a Syntellect employee), have been an integral part of this work.


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                          FACTS SURROUNDING NOMINATION

     - The Board believes its current candidates for the Board, BILL CONLIN AND KENT MUELLER, ARE BETTER QUALIFIED than Ms. Jayne:

          - Mr. Conlin possesses a deep and varied background in technology executive management that goes back over 40 years. He had been an executive at Burroughs Corporation (now Unysis) for 23 years and was CEO of CalComp, a computer graphics and distribution company, for 10 years. Subsequently, Mr. Conlin was a director for eight and a chairman for four years of SDRC, a CAD/CAM software company, recently acquired by EDS. Mr. Conlin serves and has served on several public company boards. He also served on the advisory boards of the Graduate School of Management and the School of Engineering at the University of California, Irvine.

          - Mr. Mueller has substantial experience in the industry as both a successful entrepreneur in computer software, having built and sold his own company, Mastersoft, Inc., to Adobe Systems Inc., and as a senior executive with Capex/ Computer Associates, Intel Corporation, Ampex Corporation and IBM He was instrumental in bringing Intel Corporation to Arizona. As Chairman, he engineered the successful merger of Microtest, Inc. (MTST) into Danaher Corporation of Washington, D.C. and, as an investor and board member, he engineered the acquisition of CoreData, Inc., a laptop backup software company in Phoenix, Arizona, by Sterling Software, a public company, which was later acquired by Computer Associates. Mr. Mueller was also one of the founders of the Arizona Software Association.

     - MR. NIXON has consumed a significant amount of time and Company resources with respect to the nomination of an individual who, on any basis, is less qualified than the Board's nominees.

          WE URGE YOU NOT TO VOTE ANY BLUE PROXY CARD SENT TO YOU BY THIS DISSIDENT GROUP. Please send in the enclosed WHITE proxy card, if you have not yet done so.

          We appreciate your support.

          If you have any questions, please call our proxy solicitor, Georgeson Shareholder toll free at (866) 300-8588.

                                         Sincerely yours,

                                         SYNTELLECT INC.

                                         Anthony V. Carollo, Jr.
                                         Chairman of the Board, Chief Executive
                                         Officer and President

Enclosed: White Proxy Card


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